Exhibit 4.5

AMENDMENT NO. 2

TO

WINDSTREAM 401(k) PLAN

WHEREAS, Windstream Corporation (the “Company”) maintains the Windstream 401(k) Plan, established effective as of July 1, 2006, and as subsequently amended (the “Plan”); and

WHEREAS, the Company desires further to amend the Plan;

NOW THEREFORE, BE IT RESOLVED, that the Company hereby amends the Plan in the respects hereinafter set forth:

1. The Preamble to the Plan is amended, effective as of December 28, 2006, to provide as follows:

The Company hereby establishes the Windstream 401(k) Plan effective as of July 1, 2006.

Except for the portion of the Plan that is held at any one time in the Windstream Stock Fund, the Plan is intended to qualify as a profit-sharing plan for all purposes of the Code, ERISA and any other relevant purpose, notwithstanding that contributions may or may not be made without regard to current or accumulated profits of the employer and without regard to whether contributions may or may not be discretionary. The portion of the Plan that is held at any one time in the Windstream Stock Fund is designated as an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code designed to invest primarily in Windstream Corporation stock and is intended to qualify under Section 401(a) of the Code as a stock bonus plan. The Plan includes a cash or deferred arrangement that is intended to qualify under Section 401(k) of the Code. The Plan is maintained for the exclusive benefit of eligible employees and their beneficiaries.

2. Section 1.10 of the Plan is amended, effective as of the first day of the first payroll period for the Plan Year beginning January 1, 2007, to provide as follows:

Eligible Employee

Each Employee of the Employer, except

(a)	an Employee covered by a collective bargaining agreement between an Employer and a representative of such Employee that does not specifically provide for coverage under the Plan; provided, however, that if an Employee ceases to be covered by a collective bargaining agreement (other than by a transfer of employment) such an Employee shall not become an Eligible Employee unless coverage under the Plan is specifically extended to such an Employee by an amendment to the Plan,

(b)	any person who is a nonresident alien and who receives no earned income (within the meaning of Section 911(b) of the Code) from the Employer that constitutes income from sources within the United States (within the meaning of Section 861(a)(3) of the Code),

(c)	a leased employee (as hereinafter defined),

(d)	any person whose compensation from the Employer is not regularly stated compensation on a salaried or hourly wage basis, or

(e)	any person who is not treated by the Employer as an employee for purposes of Section 3401 of the Code (without regard to any determination other than by the Employer that such person is or is not an employee for purposes of Section 3401 of the Code), without regard to any retroactive treatment by the Employer of such person as an employee for purposes of Section 3401 of the Code.

3. A new Section 1.14A is added to the Plan, effective as of December 28, 2006, to provide as follows:

ESOP Feature

The portion of the Plan that is held at any one time in the Windstream Stock Fund and is designated as an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code designed to invest primarily in Windstream Corporation stock.

4. Section 5.02(c) of the Plan is amended, effective for Plan Years beginning on and after January 1, 2006, to provide as follows:

Notwithstanding the provisions of paragraph (b) of this Section 5.02, no distribution shall be made to a Participant of any portion of the balance of his account that is subject to the distribution restrictions of Section 401(k) of the Code (other than a distribution made in accordance with Article XIX or required in accordance with Section 401(a)(9) of the Code) unless (i) neither his Employer nor any other member of the Controlled Group establishes or maintains another defined contribution plan (other than an employee stock ownership plan as defined in Section 4975(e)(7) of the Code, a tax credit employee stock ownership plan as defined in Section 409 of the Code, or a simplified employee pension as defined in Section 408(k) of the Code, a SIMPLE IRA plan as defined in Section 408(p) of the Code, a plan or contract that meets the requirements of Section 403(b) of the Code, or a plan that is described in Section 457(b) or

(f) of the Code) either at the time the Plan is terminated or at any time during the period ending 12 months after distribution of all assets from the Plan; provided, however, that this provision shall not apply if fewer than two percent of the Eligible Employees under the Plan were eligible to participate at any time in such other defined contribution plan during the 24-month period beginning 12 months before the Plan termination, and (ii) the distribution the Participant receives is a “lump sum distribution” as defined in Section 402(e)(4)(D) of the Code, without regard to Section 402(e)(4)(D)(i)(I), (II), (III) and (IV).

5. A new paragraph is added to the end of Section 7.04(a) of the Plan, effective for Plan Years beginning on and after January 1, 2006, to provide as follows:

The earnings (income or loss) attributable to “excess contributions” and/or “excess aggregate contributions” that are distributed in accordance with this Section 7.04(a) shall be determined for the preceding Plan Year and the “gap period” under the method otherwise used for allocating earnings to Participant’s Separate Accounts; provided, however, that earnings for the “gap period” may be determined as of a date that is no more than 7 days before the date of distribution. For purposes of this paragraph, the “gap period” means the period between the close of the Plan Year in which “excess contributions” and/or “excess aggregate contributions” were made and the date the contributions are distributed.

6. Effective as if originally included in the Plan, the reference to “3.01” in Section 7.04(b) is replaced by a reference to “13.01”.

7. A new sentence is added to the end of Section 7.04(b) of the Plan, effective for Plan Years beginning on and after January 1, 2006, to provide as follows:

The failure of the Company to satisfy the notice requirements described in Section 401(k)(12)(D) of the Code for a Plan Year does not relieve the Matching Employer from making the Safe Harbor Matching Contributions as provided in Section 13.01.

8. Section 7.08 of the Plan is amended, effective for Plan Years beginning on and after January 1, 2006, to provide as follows:

Aggregation and Separate Testing Rules

(a)	The Plan Administrator may elect for any Plan Year to apply Section 410(b) of the Code separately to that portion of the Plan that benefits Participants who have not both attained age 21 and been credited with a year of service with the Controlled Group, in accordance with the provisions of Sections 1.410(b)-6(b)(3) and 1.410(b)-7(c)(3) of the Treasury Regulations. In which case, the Plan Administrator may apply the limitations under Sections 401(a)(4), 401(k)(3), 401(m)(2), and 401(m)(9) of the Code either:

(i)	separately with respect to Eligible Employees who have not satisfied the minimum age and service requirements under Section 410(a)(1) and Eligible Employees who have satisfied such minimum age and service requirements; or

(ii)	by applying 401(k)(3), 401(m)(2) and 401(m)(9) to all Highly Compensated Employees who are Eligible Employees for the Plan Year and to those non-Highly Compensated Employees who are Eligible Employees for the Plan Year and have satisfied the minimum age and service requirements under Section 410(a)(1) of the Code.

(b)	If one or more plans of the Controlled Group are aggregated with the Plan for purposes of satisfying the requirements of Section 401(a)(4) or 410(b), then “deferral percentages” and “contribution percentages” under the Plan shall be calculated as if the Plan and such one or more other plans were a single plan. Pursuant to Treasury Reg. Section 1.401(k)-1(b)(4)(v) and 1.401(m)-1(b)(4)(v), the Plan Administrator may elect to calculate “deferral percentages” and “contribution percentages” aggregating ESOP and non-ESOP plans. In addition, the Plan Administrator may elect to calculate “deferral percentages” aggregating bargained plans maintained for different collective bargaining units, provided that such aggregation is done on a reasonable basis and is reasonably consistent from year to year. Plans may be aggregated under this paragraph only if they have the same plan year and utilize the same testing method to satisfy the requirements of Section 401(k) or Section 401(m) of the Code, as applicable.

(c)

In determining the “deferral percentage” or “contribution percentage” for any Eligible Employee who is a Highly Compensated Employee for the Plan Year, contributions made to his accounts under any plan of the Controlled Group that is not mandatorily disaggregated pursuant to Treas. Reg. Section 1.410(b)-7(c), as modified by Treas. Reg. Section 1.401(k)-1(b)(4) (without regard to the prohibition on aggregating plans with inconsistent testing methods contained in Treas. Reg. Section 1.401(k)-1(b)(4)(iii)(B) and the prohibition on aggregating plans with different plan years contained in Treas. Reg. Section 1.410(b)-7(d)(5)) and Treas. Reg. Section 1.401(m)-1(b)(4) (without regard to the prohibition on aggregating plans with inconsistent testing methods contained in Treas. Reg. Section 1.401(m)-1(b)(4)(iii)(B) and the prohibition on aggregating plans with different plan years contained in Treas. Reg. Section

1.410(b)-7(d)(5)), shall be treated as if all such contributions were made to the Plan; provided, however, that if such a plan has a plan year different from the Plan Year, any such contributions made to the Highly Compensated Employee’s accounts under the other plan during the Plan Year shall be treated as if such contributions were made to the Plan.

(d)	The Plan shall not fail to satisfy the safe harbor nondiscrimination test of Section 7.04(b) with respect to Section 401(k) of the Code if, for such Plan Year, the Controlled Group maintains a plan under which “matching contributions” on behalf of a Highly Compensated Employee are made at a rate greater than the rate provided under the Plan. The Plan shall not fail to satisfy the safe harbor nondiscrimination test of Section 7.04(b) with respect to Section 401(m) of the Code if, for such Plan Year, the Controlled Group maintains a plan under which “matching contributions” on behalf of Highly Compensated Employee are made at a rate greater than the rate provided under the Plan and the Highly Compensated Employee is not simultaneously an eligible employee under the two plans that provide for the matching contributions (and the period used to determine compensation for purposes of determining matching contributions under the Plan is limited to periods when the Highly Compensated Employee participated in the Plan).

9. A new Section 11.10 is added to the Plan, effective as of December 28, 2006, to provide as follows:

Special ESOP Provisions

The following provisions apply only to the ESOP Feature of the Plan:

(a)

Right of First Refusal. At any time at which Windstream Corporation stock ceases to be publicly traded within the meaning of Treas. Reg. Section 54.4975-7(b)(1)(iv), all shares held under the ESOP Feature distributed by the Trustee may, as determined by the Plan Administrator, be subject to a “right of first refusal.” Such a “right” shall provide that prior to any subsequent transfer, the shares must first be offered in writing to the Trust, and then, if refused by the Trust, to the Employer. In the event that the proposed transfer constitutes a gift or other such transfer at less than fair market value, the price per share shall be the fair market value determined as of the Valuation Date coinciding with or immediately preceding the date offered to the Trust, or in the event of a proposed purchase by a prospective bona fide purchaser other than the Controlled Group, the offer to the Trustee and the Employer shall be at the greater of fair market value determined as of the Valuation Date coinciding with or immediately preceding the date offered to the Trust or at the price offered to be paid by the prospective bona fide purchaser; provided, however, that in the case of a purchase by the Trust from a disqualified person (as defined in Section 4975 of the Code) the price per share shall be determined as of the date of the purchase; and, provided, further, that the Trust shall not purchase any shares when the purchase price of such shares is in excess of fair market value. The Trust or the Employer, as the case may be, may accept the offer at any time during a period not exceeding fourteen days after receipt of such offer. The right of first refusal shall lapse fourteen days after the security holder gives written notice to the Trust of its right of first refusal with respect to the shares.

(b)	Put Option. At any time at which Windstream Corporation stock held under the ESOP Feature has ceased to be readily tradeable on an established securities market, a Participant or Beneficiary shall be granted at any such time that such shares are distributed to him, an option to “put” such shares to the Employer; provided, however, that the Trust shall have the option to assume the rights and obligations of the Employer at the time the “put” option is exercised. Such “put” option shall provide that, for a period of 60 days (excluding any period during which the Employer is prohibited from honoring the “put” option by applicable federal or state law) after such shares are distributed by the Trustee to a Participant or Beneficiary, the Participant or Beneficiary shall have the right to have the Employer purchase such shares at their fair market value, and if the “put” option is not exercised within such 60-day period, it may be exercised within an additional period of 60 days during the Plan Year next commencing after the date such shares were distributed by the Trustee. For purposes of this Section 11.10, fair market value shall be based on the fair market value determined as of the Valuation Date coinciding with or immediately preceding the date of exercise. Such “put” option shall be exercised by notifying the Employer in writing. The terms of payment for the purchase of such shares shall be reasonable. In the case of deferral of payment, adequate security and a reasonable rate of interest shall be provided for any credit extended, and cumulative payments as of any given date shall be no less than the aggregate of reasonable periodic payments as of such date. Periodic payments shall be considered reasonable if annual installments, commencing within 30 days after the “put” is exercised, are substantially equal and if the payment period extends for not more than five years after the date the “put” is exercised; provided, however, that such period may be extended to a date no later than the earlier of ten years from the date the “put” is exercised or the date the proceeds of any loan used to acquire the shares subject to the “put” are entirely repaid.

(c)	Other Options. Except as otherwise provided in this Section 11.10, no person may be required to sell shares held under the ESOP Feature to the Employer, nor may the Trust enter into an agreement which obligates the Trust to purchase such shares at an indefinite time determined upon the happening of an event such as the death of a shareholder.

(d)	Nonterminable Protections and Rights. Except as provided in this Section 11.10 or as otherwise required by applicable law, no share held under the ESOP Feature may be subject to a put, call, or other option, or buy-sell or similar arrangement while held by or when distributed from the Trust, whether or not the ESOP Feature ceases to be an employee stock ownership plan. Moreover, if the Trustee holds or distributes any shares held under the ESOP Feature which are not readily tradeable on an established securities market when distributed or which cease to be so tradeable within the otherwise applicable “put” option periods, and the ESOP Feature ceases to be an employee stock ownership plan or a loan that financed the purchase of such shares is repaid, the “put” option described above shall be nonterminable with respect to such shares; provided, however, that in the case of such shares ceasing to be so tradeable within the otherwise applicable “put” option periods, the Employer shall notify each distributee described above who is then holding any such shares in writing on or before the tenth day after the date the shares cease to be so tradeable that for the remainder of such period or periods such shares are subject to a “put” option and the terms thereof, all as set forth above; and, provided, further, that the number of days between such tenth day and the date of which notice is actually given, if later than on the tenth day, shall be added to the duration of the “put” option.

(e)

Dividend Distributions. In accordance with procedures established by the Plan Administrator, any cash dividends payable on shares held in the Windstream Stock Fund attributable to the Separate Accounts of Participants and Beneficiaries may be paid currently, or within ninety (90) days after the end of the Plan Year in which the dividends are paid to the Trust, in cash to the Participants and Beneficiaries on a nondiscriminatory basis, or such dividends may be paid directly to the Participants and Beneficiaries, or the dividends may be paid to the Plan and reinvested in the Windstream Stock Fund. Each Participant or Beneficiary to whom Windstream Corporation stock is attributable to their Separate Accounts shall have the right to elect in accordance with procedures established by the Plan Administrator whether such dividends (1) will be paid in cash to the Participant or Beneficiary, or (2) will remain in the Participant’s or Beneficiary’s Separate Account and be reinvested in Windstream Corporation stock through the Windstream Stock Fund. For a Participant or Beneficiary who fails to make an election, such dividends shall remain in the Participant’s or Beneficiary’s Separate Account and be reinvested in Windstream Corporation stock through the Windstream Stock Fund.

(f)	Special ESOP Valuation. At any time at which Windstream Corporation stock held under the ESOP Feature has ceased to be readily tradeable on an established securities market, valuation of such Windstream Corporation stock with respect to activities carried on by the Plan shall be by an independent appraiser in accordance with Section 401(a)(28)(C) of the Code.

10. The first sentence of Section 12.03 is amended, effective for Plan Years beginning on and after January 1, 2006, to provide as follows:

A Participant may change the percentage of his future Compensation that his Employer contributes on his behalf as Salary Deferral Contributions at such time or times, and in the manner and with such advance notice period as the Plan Administrator shall prescribe; provided, however, that the Participant shall be provided with an effective opportunity to make (or change) the percentage of his future Compensation that his Employer contributes on his behalf as Salary Deferral Contributions at least once during each Plan Year.

11. A new sentence is added to the end of Section 12.06 of the Plan, effective for Plan Years beginning on and after January 1, 2006, to provide as follows:

In no event shall an Employer deliver Salary Deferral Contributions to the Trustee on behalf of an Employee prior to the date the Employee performs the services with respect to which the Salary Deferral Contribution is made, unless such pre-funding is to accommodate a bona fide administrative concern and is not for the principal purpose of accelerating deductions.

12. The last sentence of Section 13.01 of the Plan is amended, effective as if originally included in the Plan, to provide as follows:

Notwithstanding the making and allocation of Safe Harbor Employer Matching Contributions on a payroll by payroll basis throughout the Plan Year, as of the last day of each Plan Year, the Matching Employer shall make and allocate to each Participant on behalf of whom Safe Harbor Employer Matching Contributions were made during the Plan Year Safe Harbor Employer Matching Contributions in an amount, if any, determined by taking into account the safe harbor formula and the Participant’s Compensation, Salary Deferral Contributions and Catch-Up Contributions for the entire Plan Year that are attributable to the period when the Participant was eligible to receive Safe Harbor Matching Contributions.

13. The first sentence of Section 13.01 of the Plan is amended, effective as of the first day of the first payroll period for the Plan Year beginning January 1, 2007, to provide as follows:

Each Matching Employer shall make a Safe Harbor Employer Matching Contribution on behalf of each Participant who is eligible to receive Safe Harbor Employer Matching Contributions in an amount equal to 100% of the first 6% of the Participant’s Compensation that he contributes to the Plan as Salary Deferral Contributions or Catch-Up Contributions for the payroll period.

14. A new paragraph is added to the end of Section 13.03 of the Plan, effective for Plan Years beginning on and after January 1, 2006, to provide as follows:

In no event shall an Employer deliver Employer Contributions to the Trustee on behalf of an Employee prior to the date the Employee performs the services with respect to which the Employer Contribution is being made, unless such pre-funding is to accommodate a bona fide administrative concern and is not for the principal purpose of accelerating deductions.

15. Appendix A to the Plan is amended, effective as of the first day of the first payroll period for the Plan Year beginning January 1, 2007, to provide as follows:

Supplemental Matching Formula(s) for Employees

Covered by a Collective Bargaining Agreement

Subject to the terms of the applicable collective bargaining agreement, as amended from time to time, Valor Telecommunications of Texas, LP shall make a Supplemental Employer Matching Contribution on behalf of each Participant who is an employee covered by the respective collective bargaining agreement between the Valor Telecommunications of Texas, LP and CWA Local 6171 or CWA Local 7019 and is employed by the Controlled Group on the last day of the Plan Year in an amount equal to 66% of the first 6% of the Participant’s Compensation that he contributes to the Plan as Salary Deferral Contributions for the Plan Year.

IN WITNESS WHEREOF, the Company, by its duly authorized representative, has caused this Amendment No. 2 to the Windstream 401(k) Plan to be executed on this 27th day of December, 2006.

WINDSTREAM CORPORATION

By:	/s/ Robert R. Boyd
Title:	Member of the Benefits Committee